Exhibit 99.1

       Gulf Resources, Inc. Announces 2 for 1 Forward Stock Split and New
                              Trading Symbol: GFRE

New York, NY and SHANDONG, China, November 28, 2007 -- Gulf Resources (OTC Bulletin Board: GFRE - News) announced today that it has declared a Two-For-One forward stock split of its common stock, effective immediately. The Company's common stock after giving effect to the stock split will trade on the OTC Bulletin Board under the Company's new trading symbol "GFRE."

The Company also announced that its shareholders had voted to increase the number of its authorized shares of common stock from 70 million to 400 million.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries: SCHC which is engaged in manufacturing and trading Bromine and Crude Salt in China. Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture, and SYCI which manufactures chemical products utilized in oil & gas field explorations and as papermaking chemical agents. For more information, please visit http://www.gulfresourcesco.com .

Safe Harbor Statement

Certain statements in this news release may contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. There can be no assurance the PRE 14C will deemed effective by the SEC.

For more information, please contact:

Gulf Resources, Inc.
Ethan Chuang
Tel:   +1-714-858-1147
Email: Ethan@gulfresourcesco.com